Exhibit (a)(1)(A)

PHOTON DYNAMICS, INC.

OFFER TO EXCHANGE

RESTRICTED STOCK UNITS

FOR

CERTAIN OUTSTANDING STOCK OPTIONS

THIS OFFER AND YOUR WITHDRAWAL RIGHTS EXPIRE

AT 9:00 P.M., U.S. PACIFIC TIME, ON APRIL 16, 2007, UNLESS WE EXTEND THE OFFER.

The Date of this Offer is March 19, 2007

Photon Dynamics, Inc. is offering eligible employees the opportunity to exchange, on a grant-by-grant basis, their outstanding eligible options for restricted stock units that Photon Dynamics will grant under its 2005 Equity Incentive Plan, as amended (the “2005 Plan”). Eligible employees participating in the offer will receive restricted stock units that will represent the right to receive shares of Photon Dynamics common stock upon vesting.

You are eligible to participate in the offer if you are an employee of Photon Dynamics or one of its subsidiaries on the date of this offer and have neither ceased to be an employee, nor have submitted or received a notice of termination of employment, prior to the cancellation of options tendered pursuant to this offer. Members of Photon Dynamics’ Board of Directors and its executive officers (as listed on Appendix A) are not eligible to participate.

Options eligible for exchange in this offer are outstanding options to purchase Photon Dynamics common stock that have an exercise price per share that is greater than $15.17, which equals 130% of the average closing price of Photon Dynamics common stock as reported on the NASDAQ Global Market for the 90 calendar days preceding March 19, 2007. Unless extended, this offer will expire at 9:00 p.m., U.S. Pacific Time, on April 16, 2007.

You may tender for exchange any one or more of your eligible option grants or none at all. However, if you choose to tender an eligible option grant, you must tender the entire outstanding, unexercised portion of that option grant. Photon Dynamics will not accept partial tenders of an option grant.

The number of restricted stock units to be granted in exchange for each eligible option surrendered in this offer will be determined based upon a 3-to-1 exchange ratio. The exchange ratio represents the number of shares subject to an eligible option grant that would need to be cancelled to receive one restricted stock unit that would be granted to you. For example, if you surrendered options to purchase 300 shares of common stock, based on the 3-to-1 exchange ratio, you would receive 100 restricted stock units (i.e., units representing the right to receive 100 shares of common stock in the future). Any fractional unit will be rounded up to the nearest whole number.

Each restricted stock unit represents the right to receive one share of common stock upon vesting if you remain employed with Photon Dynamics or one of its subsidiaries through the vesting period. Until restricted stock units have vested, they may not be transferred and remain subject to forfeiture if your employment terminates. If and when the restricted stock units vest, the underlying shares of common stock will be issued to you free of forfeiture conditions and restrictions on transfer, subject to Photon Dynamics’ right to withhold or arrange for the sale of shares sufficient in number to satisfy any required tax withholding (as further described herein) and your compliance with applicable securities laws, Photon Dynamics securities trading policies and any other legal requirements. All restricted stock units will be subject to the terms of the 2005 Plan and an award agreement between you and Photon Dynamics.

Participation in this offer is voluntary, and there are no penalties for electing not to participate. If you choose not to participate in the offer, your outstanding options will remain outstanding according to their existing terms and conditions, and you will not receive the restricted stock units described in this Offer to Exchange.

If you want to exchange any of your eligible option grants, you must complete and return the Election Form and deliver it according to the instructions contained in the Election Form so that Photon Dynamics receives it before the expiration date deadline (which is currently 9:00 p.m., U.S. Pacific Time, on April 16, 2007). You must deliver the Election Form by one of the following methods:

•	Via Electronic Delivery: Scan and email it to RSUACCEPT@photondynamics.com

•	Via Facsimile: Photon Dynamics, Attn: Carl C. Straub Jr., General Counsel, fax number (408) 360-3559

•	Via Regular Mail, Overnight Courier or Hand Delivery: Photon Dynamics, Attn: Carl C. Straub Jr., General Counsel, 5970 Optical Court, San Jose, CA 95138-1400

At any time you may request a copy of any option exchange program document by contacting Elaine Gonzales at (408) 360-3150 or by email at RSUEXCHANGE@photondynamics.com.

Before deciding whether to participate in this offer, you should read this Offer to Exchange, the Election Form, the 2005 Plan and the form of Restricted Stock Unit Agreement, because they contain important information.

Photon Dynamics is making this offer upon the terms and conditions described in this Offer to Exchange, the Election Form and Notice of Withdrawal. The offer is not conditioned on any minimum number of options being surrendered. However, the offer is subject to conditions described in Section 7 of the Offer to Exchange.

Shares of Photon Dynamics common stock are quoted on the NASDAQ Global Market under the symbol “PHTN”. On March 16, 2007, the closing price of one share of common stock on the NASDAQ Global Market was $12.17. Photon Dynamics recommends that you get current market prices for the shares before deciding whether to exchange your eligible options.

IMPORTANT NOTICE

Although the Board of Directors has approved this offer, neither Photon Dynamics nor its Board of Directors makes any recommendation to you as to whether or not you should tender your eligible options for exchange. Also, Photon Dynamics has not authorized any person to make any recommendation on its behalf as to whether or not you should accept this offer.

You must make your own decision as to whether or not to exchange your eligible options. In doing so, you should rely only on the information contained in this Offer to Exchange, the other offering materials distributed herewith, the materials referenced in Section 18 of the Offer to Exchange or any other authorized communications from Photon Dynamics made generally available to eligible employees, as no other representations or information have been authorized by Photon Dynamics. Photon Dynamics recommends that you consult with your own advisors, including your tax advisor, before making any decisions regarding the offer.

The restricted stock units Photon Dynamics is offering may end up being worth less than your existing options. In evaluating this offer, you should keep in mind that the future performance of Photon Dynamics and its stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in its sector, the performance of its own business and the other risks and uncertainties set forth in its filings with the U.S. Securities and Exchange Commission. In particular, Photon Dynamics recommends that you read its Annual Report on Form 10-K for the fiscal year ended September 30, 2006, its Quarterly Report on Form 10-Q for the period ended December 31, 2006 and its Current Reports on Form 8-K filed since September 30, 2006, each of which has been filed with the U.S. Securities and Exchange Commission and is available free of charge on the Internet at www.sec.gov or www.photondynamics.com.

The statements in this document concerning the eligible options, the 2005 Plan and the restricted stock units are summaries of the material terms but are not complete descriptions of the eligible options, the 2005 Plan, or the restricted stock units. The stock plans under which the eligible options were granted, the 2005 Plan and the form of Restricted Stock Unit Agreement have been filed as exhibits to the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (to which this document is also an exhibit). See Section 18 of the Offer to Exchange for additional information regarding the Schedule TO.

This offer is not being made to, and Photon Dynamics will not accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which making the offer or accepting any tendered options is illegal or subject to regulatory approval. However, Photon Dynamics may in its sole discretion take the actions deemed necessary to make this offer to option holders in such jurisdiction.

SUMMARY TERM SHEET

The following are answers to some questions about the offer. The answers are summaries and do not describe all of the details of the offer. You should read all of the Offer to Exchange, the Election Form, the 2005 Equity Incentive Plan (as amended, the “2005 Plan”) and the form of Restricted Stock Unit Agreement, because they contain the full details of the offer and the terms of the restricted stock units, and these details could be important to you. For many of the questions, included is a reference to the section or sections contained in the Offer to Exchange where you can find a more complete discussion.

References in this document to the “Photon Dynamics,” the “Company,” “we,” “us” and “our” means Photon Dynamics Inc., and references to the time “the offer expires” mean 9:00 p.m., U.S. Pacific Time, on April 16, 2007, or, if the offer period is extended, any later date that Photon Dynamics specifies. References to the “Offer to Exchange” mean this document and its appendices. References to the “offer” or the “program” mean the option exchange program described in this Offer to Exchange. References to dollars (“$”) are to United States dollars.

For your ease of use, this summary is presented into the following sections:

•	How the Option Exchange Program Works

•	Background and Purpose of the Offer

•	How to Elect to Participate

•	U.S. Federal and International Income Tax Considerations

•	How to Get More Information

HOW THE OPTION EXCHANGE PROGRAM WORKS

1.	What is the Offer?

Beginning on March 19, 2007 and, unless Photon Dynamics extends the offer, ending at 9:00 p.m., U.S. Pacific Time, on April 16, 2007, each eligible employee may decide to exchange eligible options for an award of restricted stock units. As further described below, the number of restricted stock units an eligible employee will receive in exchange for an eligible option grant will be determined by a 3-to-1 exchange ratio, and the restricted stock units will be subject to a new vesting schedule over two years or three years.

2.	Am I eligible to participate?

Only “eligible employees” may participate in this offer. Generally, you are eligible if you are an employee of Photon Dynamics or one of its subsidiaries on March 19, 2007 and are still an employee (or on certain types of approved leave of absence) on the date on which the tendered options are cancelled and restricted stock units are granted. However, you will not be eligible to participate if you are an executive officer of Photon Dynamics or a member of its Board of Directors. If you resign or receive a notice of termination at any time before the date on which the tendered options are cancelled (which is expected to be the date following the date the offer expires), you are not eligible to participate in the offer. (See Section 1 of the Offer to Exchange.)

3.	Are employees outside the United States eligible to participate?

Yes, if you hold eligible options. Please be sure to read Section 15 of the Offer to Exchange and Appendix B, which discuss terms of the offer specific to eligible employees outside the United States.

4.	What happens if my employment terminates before tendered options are cancelled?

If you tender options for exchange in this offer, but before the tendered options are cancelled your employment with Photon Dynamics or its subsidiaries terminates for any reason or you receive or submit a notice of termination, then your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your outstanding options in accordance with their current terms and conditions. For U.S. employees, this offer does not change your status as an “at-will” employee, and your employment may be terminated by Photon Dynamics or any of its subsidiaries or by you at any time, including before the offer expires, for any reason, with or without cause. For non-U.S. employees, your employment may be terminated by Photon Dynamics or any of its subsidiaries, as applicable, or by you in accordance with local laws and regulations.

5.	Which options may I exchange? If I participate, what will happen to my current options?

Only “eligible options” may be exchanged under this program. Eligible options are generally those options having an exercise price per share that is greater than $15.17, which represents 130% of the average closing price of Photon Dynamics common stock as reported on the NASDAQ Global Market for the 90 calendar days preceding March 19, 2007. To determine which of your option grants are eligible for exchange, you should review your listing of eligible option grants provided to you on your Individual Statement of Options. Any fluctuation of Photon Dynamics’ stock price during this offer will not change which of your option grants are eligible for this offer, unless Photon Dynamics cancels or amends this offer.

Eligible options you elect to exchange under this program will be cancelled promptly following the expiration of this offer, and you will no longer have those options available for exercise. Any options you do not tender for exchange will not be cancelled and will remain outstanding at their existing exercise prices and under their existing terms. (See Sections 6 and 12 of the Offer to Exchange.)

6.	I have more than one eligible option grant. Do I have to exchange all of them in order to participate?

No. You may exchange one or more of your eligible option grants or none at all. However, if you choose to tender an eligible option grant for exchange, you must tender the entire outstanding, unexercised portion of that option grant. Any reference to an “option grant” in this offer means options that were granted as a single grant on a particular date at the same price. Photon Dynamics will not accept partial tenders of an option grant. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, Photon Dynamics will reject your tender of that particular option grant in its entirety. Any such rejection will not affect any other eligible option grant that you properly tender. (See Section 2 of the Offer to Exchange.)

7.	May I tender unvested options?

Yes. Your eligible options do not need to be vested in order for you to participate in the offer. If you choose to tender a particular outstanding eligible option, you must tender both the vested and unvested portions of that option.

8.	May I tender an option that I have already exercised in full?

No. The offer pertains only to outstanding and unexercised options. It does not apply in any way to shares you have already purchased, whether upon the exercise of options or otherwise. If you have exercised an eligible option grant in part, the remaining unexercised portion of that option grant is outstanding and may be tendered for exchange.

9.	What are “restricted stock units?”

Restricted stock units are not actual shares of Photon Dynamics common stock. Rather, they represent the right to receive shares of common stock on a future date. Restricted stock units will be granted to employees participating in the offer. Restricted stock units are subject to forfeiture upon termination of employment to the extent not yet vested. Participants may not transfer, pledge, or otherwise dispose of restricted stock units or, until the shares underlying the restricted stock units are issued, the underlying shares. Participants in the exchange offer granted restricted stock units will not be Photon Dynamics shareholders as a result of holding restricted stock units. Once the restricted stock units have vested and the underlying shares of common stock are issued to you, you will become and have all of the rights of a Photon Dynamics shareholder (such as voting and dividend rights) with respect to those shares, and you may transfer or sell the shares, subject to Photon Dynamics’ right to withhold or arrange for the sale of shares sufficient in number to satisfy any required tax withholding (as further described herein) and your compliance with applicable securities laws, Photon Dynamics’ securities trading policies and any other legal requirements. (See Section 9 of the Offer to Exchange.)

10.	What is the principal difference between stock options and restricted stock units?

Stock options can become “underwater” if the market price of the underlying shares declines below the applicable option exercise price, as it has in the case of the options eligible to participate in this offer. In contrast, restricted stock units continue to have value even if the market price of the stock has declined below its value at the time of grant. The eligible options you now hold (because their underlying shares are greater in number than the restricted stock units for which they can be exchanged) may have greater potential value in the event the common stock price increases significantly, but the restricted stock units you would receive if you choose to participate in the offer (because they require no purchase price payment) will likely have greater value if the common stock price does not increase significantly, provided you hold the restricted stock units for the applicable vesting period.

11.	Do I have to pay any money to receive restricted stock units or the shares issued upon vesting of the restricted stock units?

No. You will not be required to pay any money to receive restricted stock units or the shares of Photon Dynamics stock to be issued when restricted stock units vest. However, you will be responsible for paying all applicable taxes in connection with the restricted stock units and sale of shares of common stock, although Photon Dynamics may withhold or arrange for the sale of shares from your restricted stock unit for these payments. (See Sections 14 and 15 of the Offer to Exchange.)

12.	If I participate, how many restricted stock units will I receive?

For all eligible stock option grants, you must surrender three shares subject to an option grant in order to receive one restricted stock unit in the exchange program. The number of restricted stock units you will receive does not depend on the exercise price of your eligible stock option grant. As an example, if you surrender an option grant to purchase 300 shares at an exercise price per share of $18.50, you would receive 100 restricted stock units; if you surrender an option grant to purchase 300 shares at an exercise price per share of $19.75, you would also receive 100 restricted stock units. Photon Dynamics will not issue any fractional restricted stock units. Any exchange that would result in a fractional restricted stock unit under the exchange ratio will be rounded up to the next whole unit. (See Section 2 of the Offer to Exchange.)

13.	When will my restricted stock units vest?

Restricted stock units received in exchange for eligible options will be subject to a new vesting schedule that will generally commence on the date the restricted stock units are granted. Photon Dynamics will grant restricted stock units promptly following the expiration of the offer in exchange for properly tendered options. Generally the restricted stock units will require a minimum period of two years for full vesting of the award, even if the eligible option grant you surrendered in exchange for those restricted stock units was fully vested. However, if you receive restricted stock units in exchange for an option grant that was less than 50% vested on March 19, 2007, your vesting period will be three years. Vesting will occur in annual installments on the anniversary of the grant date of the restricted stock units. If your employment with Photon Dynamics or its subsidiaries terminates before all of your restricted stock units have vested, you will forfeit any restricted stock units that remain unvested on the date your employment terminates. If before the first anniversary of the grant date of the restricted stock units, you are terminated without cause pursuant to a reduction in force approved by the board of directors, you will be eligible for pro rata vesting of your restricted stock units. Only a whole number of restricted stock units will vest in any period. (See Section 9 of the Offer to Exchange for more information on vesting.)

14.	What will I receive when my restricted stock units vest?

Restricted stock units will be settled on a one-to-one basis in shares of Photon Dynamics common stock on, or as soon as practicable following, their vesting dates. Photon Dynamics expects to, and will have the right to, satisfy its tax withholding obligations that arise in connection with your award through a share withholding or share sale procedure described below. Accordingly, the number of shares issued to you upon vesting of your restricted stock units may be reduced by a number of whole shares with a value equal to the amount of any tax withholding obligation. (See Sections 9, 14 and 15 of the Offer to Exchange.)

15.	What happens if my employment terminates before all of my restricted stock units vest?

You will generally forfeit any restricted stock units that are not vested on the day you stop being an employee for any reason. If you believe you may cease to be an employee before the restricted stock units vest, you should carefully consider whether or not to participate in the offer. Your options currently may be fully or partially vested. If you do not exchange them, you may be able to exercise your vested options for a period of time after your employment ends (as specified in your stock option agreement, which is generally 90 days after termination), although there is no guarantee that your option will be “in-the-money” at that time. (See Section 9 of the Offer to Exchange).

This offer is not a guarantee of employment for any period. Generally, your employment may be terminated at any time by either you or Photon Dynamics, or its subsidiary or successor entity, with or without cause or notice, subject to the requirements under applicable local laws and regulations. If before the first anniversary of the grant date of the restricted stock units, you are terminated without cause pursuant to a reduction in force approved by the board of directors, you will be eligible for pro rata vesting of your restricted stock units.

16.	How long will this offer remain open? Can the offer be extended, and if so, how will I know if it is extended?

This offer begins on March 19, 2007 and is scheduled to expire on April 16, 2007, at 9:00 p.m., U.S. Pacific Time. No exceptions will be made to this deadline, unless Photon Dynamics extends it. Although Photon Dynamics does not currently intend to do so, Photon Dynamics may, in its sole discretion, extend the expiration date of this offer at any time. If the offer is extended, Photon Dynamics will publicly announce the extension no later than 6:00 a.m., U.S. Pacific Time, on the next business day after the last previously scheduled or announced expiration date. (See Section 16 of the Offer to Exchange.) No restricted stock units will be granted until after the closing of the offer and cancellation of the stock options.

17.	Why should I consider participating in the offer? What are some of the risks?

If you participate in the offer, you will receive fewer restricted stock units than the number of shares subject to your cancelled options, based on the 3-to-1 exchange ratio. However, the eligible options that you hold might never be “in-the-money” and, therefore, may never have any actual value to you. On the other hand, you should recognize that, while the restricted stock units have a greater likelihood of having value when (and if) you sell the underlying stock, as with stock options, you will still run a risk of not vesting in the restricted stock units before you are able to sell the underlying shares.

You should keep in mind that, if you choose to participate in this offer and receive restricted stock units, you will be exchanging stock options that may already be vested either in full or in part for restricted stock units that will generally be completely unvested at grant and will have a minimum period of two years (or three years for restricted stock units issued in exchange for stock options less than 50% vested on the date hereof) for full vesting. (See Section 9 of the Offer to Exchange.)

Photon Dynamics cannot predict the market price of its stock. It is possible over time that options you tender for exchange would have had a greater value or lesser value than the restricted stock units you receive under this offer. THERE ARE NO GUARANTEES OF PHOTON DYNAMICS’ FUTURE STOCK PERFORMANCE. Photon Dynamics may enter into new businesses or engage in transactions in the future with business partners or other companies which could significantly change its structure, ownership, organization or management or the make-up of its Board of Directors, and which could significantly affect the price of the shares.

In evaluating this offer, you should keep in mind that the future performance of Photon Dynamics’ common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in its sector, the performance of its own business and the risks and uncertainties set forth in its filings with the U.S. Securities and Exchange Commission. Photon Dynamics recommends that you read its Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and its Quarterly Report on Form 10-Q for the period ended December 31, 2006, which have been filed with the U.S. Securities and Exchange Commission and are available at www.sec.gov and www.photondynamics.com, as well as all other documents incorporated by reference in the Tender Offer Statement on Schedule TO (to which this document is also an exhibit). See also “Certain Risks of Participating in the Offer” below.

18.	Are there conditions to the offer?

Yes. The offer is subject to a number of conditions that are described in Section 7 of the Offer to Exchange. The offer is not conditioned on a minimum number of options being tendered for exchange or upon a minimum number of option holders accepting the offer. Participation in the offer is completely voluntary.

BACKGROUND AND PURPOSE OF THE OFFER

19.	Why is Photon Dynamics making this offer?

Photon Dynamics has granted stock options to a significant portion of its employees consistent with the view that long-term compensation should align employees’ interests with the interests of shareholders. During the last several years, Photon Dynamics’ stock price has experienced significant volatility. The per share exercise price of stock options is set at the closing price of the common stock on the NASDAQ Global Market on the date of grant. The decrease in Photon Dynamics’ stock price over the last three years has resulted in most of the stock options having exercise prices significantly higher than the current market price of the common stock, meaning an important component of Photon Dynamics’ compensation program is perceived by employees as having little value. (See Section 3 of the Offer to Exchange.)

20.	Why did Photon Dynamics choose to offer this exchange for restricted stock units rather than repricing eligible options or granting new options?

The Board of Directors believes that exclusive reliance on the use of stock options for grants to employees and non-employee directors is no longer the most effective equity compensation policy given the current stage of growth, compensation trends and market conditions. In the future, the Board of Directors expects to mix the use of restricted stock units and stock options, with stock options being used primarily for employees in more senior positions with management responsibilities. Restricted stock units would be subject to vesting requirements as determined by the Compensation and Employee Ownership Committee (the “Compensation Committee”). By using restricted stock units, Photon Dynamics intends to reduce the total number of shares granted for equity compensation purposes because fewer restricted stock units are needed to deliver the comparable value of stock options to employees. In addition, Photon Dynamics believes use of restricted stock units will reduce employees’ exposure to the volatility associated with stock options, which creates retention and morale concerns when the stock price does not increase significantly. Accordingly, Photon Dynamics has designed the terms of the proposed exchange offer to balance the interests of its shareholders with the objective of increasing the retentive and motivational value of equity awards for employees. (See Section 3 of the Offer to Exchange.)

21.	Why are there additional vesting requirements on the restricted stock units when I have already held many of my options through the required periods?

Photon Dynamics believes that anything shorter than a two-year vesting period (or a three-year vesting period for substantially unvested stock options) would not adequately allow Photon Dynamics to further the objectives of aligning the interests of employees with those of shareholders and retaining the services of employees. You should carefully consider the risks of exchanging vested options for unvested restricted stock units.

22.	Will there be additional equity grants in the future?

The Compensation Committee periodically evaluates Photon Dynamics’ compensation programs. At this time, the Compensation Committee believes that equity compensation forms an important component of the compensation programs. Future equity awards to eligible employees will be evaluated periodically, subject to the discretion of the Compensation Committee. Equity grants may consist of stock options, restricted stock units or other types of equity-based awards.

23.	Is it likely that an offer similar to this one will be made in the future?

While the Compensation Committee evaluates Photon Dynamics’ compensation programs periodically, it has no current intention to make any similar offer in the future. You should make your decision on the assumption that, if you do not surrender your eligible options in accordance with the terms of this offer, you will not have another similar opportunity.

24.	Does the Board of Directors have a recommendation about this offer?

The Board of Directors is not making a recommendation about this offer. Although the Compensation Committee and the Board of Directors have approved this exchange offer, they recognize that the decision to accept or reject this offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation. Photon Dynamics is not making a recommendation to employees as to whether or not to accept this exchange offer.

25.	Is there any information regarding Photon Dynamics of which I should be aware?

Yes. Your decision of whether to accept or reject this offer should take into account the factors described in this Offer to Exchange, as well as the various risks and uncertainties inherent in Photon Dynamics’ business. These risks include, but are not limited to, those risks set forth in Photon Dynamics’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and its Quarterly Report on Form 10-Q for the period ended December 31, 2006. In addition, before making your decision to tender your eligible options, you should carefully review the information about Photon Dynamics discussed in Section 10 of the Offer to Exchange, including where you can find additional information about Photon Dynamics.

HOW TO ELECT TO PARTICIPATE

26.	What do I need to do to participate in the offer?

To properly elect to exchange your eligible options, you must submit your properly completed and signed Election Form to Photon Dynamics, in accordance with the instructions in the Election Form, before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently April 16, 2007. See Section 4 of the Offer to Exchange.

27.	Do I have to return the Election Form or any other document if I do not want to exchange my options? What happens to my options if I do not accept this offer or if my options are not accepted for exchange?

No. You do not have to return or submit any documents to Photon Dynamics if you do not wish to exchange your eligible options in this offer. If Photon Dynamics does not receive your Election Form by the expiration of the offer, you will not participate in the option exchange program. This offer is completely voluntary, and there are no penalties for electing not to participate in the offer. If you do not elect to participate in the offer, or if Photon Dynamics does not accept options that are tendered for exchange, you will keep all your current options, and you will not receive any restricted stock units. The offer will not result in any changes to the terms of your current options. (See Section 4 of the Offer to Exchange.)

28.	If I elect to exchange my options by submitting an election to participate, can I change my mind?

Yes. If you decide to participate in the offer and then decide to withdraw or change all or some of the elections you submitted, you may do so at any time before the offer expires. You may withdraw your elections by submitting a Notice of Withdrawal according to the instructions specified in the Notice of Withdrawal such that Photon Dynamics receives it before the offer expires (which is currently scheduled for 9:00 p.m., U.S. Pacific Time, on April 16, 2007). (See Section 5 of the Offer to Exchange.)

U.S. FEDERAL AND INTERNATIONAL TAX CONSIDERATIONS

29.	Will I have to pay U.S. federal income taxes at the time of the exchange if I participate in the offer? What are the U.S. federal income tax consequences of my restricted stock units?

Photon Dynamics believes that employees who are subject to U.S. income taxation will incur no immediate U.S. federal income tax consequences as a result of either electing to retain their eligible options or electing to exchange their eligible options for restricted stock units. Employees subject to U.S. income taxation will generally recognize no taxable income upon the receipt of restricted stock units. You will, however, recognize ordinary income at the time the units vest in an amount equal to the fair market value of those shares on the vesting date. The ordinary income resulting from the vesting of restricted stock units will be reflected in the Form W-2 reported to the Internal Revenue Service for the year of the vesting. At the time that you recognize ordinary income (i.e., on the vesting date), Photon Dynamics will have an income and employment tax withholding obligation with respect to that income, much like the obligation that arises when your salary is paid. (See Section 14 of the Offer to Exchange.)

30.	How will U.S. income and employment tax withholding be handled?

Photon Dynamics expects to provide for the satisfaction of the tax withholding requirements by withholding from the number of shares of common stock that would otherwise be issued to you upon vesting under your restricted stock units a number of shares (rounded up to the next whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you. If for any reason, Photon Dynamics does not satisfy its tax withholding obligations in full or in part through this share withholding procedure, you would be required to pay by personal check any additional required withholding tax. In addition, by accepting the restricted stock units, you will authorize Photon Dynamics to withhold from your first paycheck (and subsequent paychecks if necessary, including any final paycheck if you terminate employment) following the vesting date, or to instruct a broker to sell on your behalf a number of shares in an amount sufficient to satisfy any unsatisfied portion of your required tax withholding. The income tax withholding may be insufficient to cover your final income tax liability with respect to the vesting of your restricted stock units. You should consult with your own tax advisor to determine whether you should make estimated tax payments for each year in which your restricted stock units vest.

31.	What are the income tax and social insurance contribution consequences if I live outside of the United States?

Eligible employees who are residents of countries other than the United States or who are or have been a tax resident of the United States and another country who receive restricted stock units in the exchange offer will be subject to the income tax and social insurance contribution laws of those countries. See Section 15 of the Offer to Exchange (“Considerations Specific to Eligible Employees Outside of the United States”) and Appendix B (“Guide to International Issues”) for additional information regarding the income tax and social insurance contribution consequences of this exchange offer to non-U.S. employees. However, these tax discussions are general in nature and are necessarily incomplete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. Photon Dynamics therefore recommends you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the offer. In addition, you may have exchange control or securities law reporting obligations.

If you are subject to income tax in more than one country, you should be aware that there may be income tax and social insurance contribution consequences in addition to those described in the exchange offer which may apply to you. Please consult your personal tax advisor to discuss these consequences.

HOW TO GET MORE INFORMATION

32.	Who can I talk to if I have questions about the offer?

For additional information or assistance, you should call Elaine Gonzales at (408) 360-3150 or send an email to RSUEXCHANGE@photondynamics.com. In addition to these resources, Photon Dynamics may arrange for question and answer sessions about this exchange program. These sessions will not be a solicitation or make any recommendations whatsoever with respect to the offer. For example, neither Photon Dynamics nor any of its officers or other representatives will be able to answer questions about your personal situation, tell you whether or not participate, or otherwise provide an assessment of the merits of this offer.

Photon Dynamics strongly recommends that you read the rest of this Offer to Exchange and the other documents referenced herein. In addition, employees who live and work outside of the United States are encouraged to read Section 15 of the Offer to Exchange (“Considerations Specific to Eligible Employees Outside of the United States”) and Appendix B (“Guide to International Issues”) discussing income tax and social insurance contribution consequences in various countries. You should also consult your personal advisors if you have questions about your financial or tax situation.

THE OFFER

Section 1.	Eligibility.

Employees are “eligible employees” if they are employees of Photon Dynamics or one of its subsidiaries on the date the offer commences and on the date on which the tendered options are cancelled and restricted stock units are granted. However, Photon Dynamics’ executive officers and members of the Board of Directors are not eligible to participate in the offer. Executive officers and directors ineligible to participate in the offer are listed in Appendix A of this Offer to Exchange. Employees who are on medical, maternity, paternity, worker’s compensation, military or another statutorily protected leave of absence or an approved personal leave of absence are eligible to participate in the offer. However, an employee who resigns or receives a “notice of termination” (as defined below) at any time before the tendered options are cancelled is not eligible to participate in the offer.

For purposes of this offer, an employee will have received a “notice of termination” if the employee has received a written notice that Photon Dynamics or one of its subsidiaries intends to take the steps necessary to end the employee’s employment relationship or, in accordance with local laws, the employee has received an offer, filed or has agreed in writing to file a petition in a labor court or has entered into an agreement, in each case, to end the employee’s employment relationship with Photon Dynamics or one of its subsidiaries.

If you are a U.S. employee and are currently considered an “at-will” employee, this exchange offer does not change that status, and your employment may be terminated by Photon Dynamics or its subsidiaries or by you at any time, including before the exchange offer expires, for any reason, with or without cause. If you are a non-U.S. employee, your employment also may be terminated by Photon Dynamics or any of its subsidiaries, as applicable, at any time before the exchange offer expires, provided the termination is in accordance with applicable local laws and regulations.

Section 2.	Number of Restricted Stock Units; Expiration Date.

Photon Dynamics is offering to cancel “eligible options” for new grants of restricted stock units. Eligible options are those options to purchase Photon Dynamics’ common stock held by eligible employees that have an exercise price greater than $15.17, which equals 130% of the average closing price of Photon Dynamics common stock as reported on the NASDAQ Global Market for the 90 calendar days preceding March 19, 2007. The offer is subject to the terms and conditions described in this Offer to Exchange, the Election Form and the Notice of Withdrawal.

Restricted stock units are rights that will be issued to a participant in the exchange offer promptly following its expiration and that represent, for each unit, the right to receive one share of Photon Dynamics common stock on the date that the unit vests, subject to the employee’s continued employment with Photon Dynamics or one of its subsidiaries on the vesting date. The restricted stock units will be granted under, and will be subject to the terms and conditions of, the 2005 Plan and an award agreement between Photon Dynamics and the eligible employee.

As of March 16, 2007, options to purchase approximately 2,334,689 shares of common stock were outstanding under Photon Dynamics’ equity compensation plans. Of these, options held by eligible employees to purchase approximately 860,170 shares of common stock were eligible options for this offer. Assuming all such options are properly tendered for exchange, Photon Dynamics will issue approximately 286,723 restricted stock units.

You may tender for exchange any or all of your eligible option grants. However, if you choose to tender an eligible option grant, you must tender for exchange the entire outstanding, unexercised portion of that option grant. Any reference to an “option grant” in this offer means options that were granted as a single grant on a particular date at the same price. For example, if an eligible employee has received two individual option grants, both of which remain outstanding in their entirety, consisting of (a) an option to purchase 1,000 shares of common stock with an exercise price of $19.50 and (b) an option to purchase 500 shares of common stock with an exercise price of $17.95, that employee may choose to exchange all or none of the option to purchase 1,000 shares with an exercise price of $19.50 and all or none of the option to purchase 500 shares with an exercise price of $17.95. The employee may not choose to exchange only a portion of the 1,000-share option grant or a portion of the 500-share option grant. Photon Dynamics will not accept partial tenders of option grants. If you attempt to tender for exchange less than the entire outstanding, unexercised portion of an eligible option grant, Photon Dynamics will reject your tender of that particular option grant in its entirety. Any such rejection will not affect your tender of any other eligible option grant that you properly tender.

The number of restricted stock units you will receive in exchange for a cancelled eligible option grant will be determined by a ratio of 3-to-1. This exchange ratio means that for each three shares subject to a cancelled option grant, Photon Dynamics will grant a restricted stock unit for one share. Photon Dynamics will not issue any fractional restricted stock units. Accordingly, any exchange that would result in a fractional unit will be rounded up to the next whole number of restricted stock units. For example, if an employee elects to exchange an eligible option grant to purchase 310 shares of common stock, based on the 3-to-1 exchange ratio, that employee will receive a total of 104 restricted stock units (i.e., 310 divided by the exchange ratio of 3 is 103.33, and rounded up to the next whole number is 104 units).

The aggregate value of the restricted stock units that you will receive if you elect to participate in the offer may be lower than the aggregate value of the eligible options you surrender for exchange if you use an option valuation method, such as a Black-Scholes or binomial model. Because option valuation is inherently speculative and imprecise, in addition to considering the relationship between the value of your options and the value of any restricted stock units that you would receive pursuant to this offer, you also should consider the other matters discussed or referenced in this Offer to Exchange as part of your overall determination of whether or not to participate in the exchange.

This offer will expire on the expiration date. The term “expiration date” means 9:00 p.m., U.S. Pacific Time, on April 16, 2007 unless Photon Dynamics, in its discretion, extend the period of time during which the offer will remain open. If Photon Dynamics extends the period of time during which the offer remains open, the term “expiration date” will mean the latest time and date at which the offer expires. See Section 16 of the Offer to Exchange for a description of Photon Dynamics’ rights to extend, delay, terminate and amend the offer.

Section 3.	Purpose of the Offer.

Photon Dynamics is making this exchange offer for employee retention purposes and to reduce the “overhang” of outstanding stock options.

Photon Dynamics granted stock options to a significant portion of its employees consistent with the view that long-term compensation should align employees’ interests with the interests of shareholders. Photon Dynamics’ Board of Directors and Compensation Committee believe equity compensation encourages employees to work toward Photon Dynamics’ success and provides a means by which employees benefit from the value of common stock, and that equity compensation plays a vital role in the retention and recruiting of employees.

During the last several years, Photon Dynamics’ stock price has experienced significant volatility. The per share exercise price of stock options is set at the closing price of the common stock on the NASDAQ Global Market on the date of grant. The decrease in Photon Dynamics’ stock price over the last three years has resulted in most stock options having exercise prices significantly higher than the current market price of the common stock, meaning an important component of the compensation program is perceived by employees as having little value.

Under this offer, participating employees will receive fewer restricted stock units than the number of shares subject to options that are cancelled in the exchange. Therefore, the number of shares of common stock subject to all outstanding employee stock options will be reduced, thereby reducing option overhang.

The Board of Directors believes that exclusive reliance on the use of stock options for grants to its employees directors is no longer the most effective equity compensation policy given the current stage of growth, compensation trends and market conditions. In the future, the Board of Directors expects to mix the use of restricted stock units and stock options, with stock options being used primarily for employees in more senior positions with management responsibilities. Restricted stock units would be subject to vesting requirements as determined by the Compensation Committee. By using restricted stock units, Photon Dynamics intends to reduce the total number of shares granted for equity compensation purposes because fewer restricted stock units are needed to deliver the comparable value of stock options to employees. In addition, Photon Dynamics believes use of restricted stock units will reduce employees’ exposure to the volatility associated with stock options, which creates retention and morale concerns when the stock price does not increase significantly. Accordingly, Photon Dynamics has designed the terms of the proposed exchange offer to balance the interests of shareholders with the objective of increasing the retentive and motivational value of equity awards for employees.

Although the Compensation Committee and the Board of Directors have approved this offer, they recognize that the decision to accept or reject the offer is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal advisors if you have questions about your financial or tax situation. Photon Dynamics and its Board of Directors are not making any recommendation to you as to whether you should elect to exchange your options. The restricted stock units being offering may end up being worth less than your existing options. You must make your own decision whether to exchange your options.

Section 4.	Procedures for Tendering Options.

Proper Tender of Options.

To properly elect to exchange your eligible options, Photon Dynamics must receive your properly completed Election Form before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently April 16, 2007. You must complete, sign and date according to the instructions contained in the Election Form and return it by one of the following methods:

•	Via Electronic Delivery: Scan and email it to RSUACCEPT@photondynamics.com

•	Via Facsimile: Photon Dynamics, Attn: Carl C. Straub Jr., General Counsel, fax number (408) 360-3559

•	Via Regular Mail, Overnight Courier or Hand Delivery: Photon Dynamics, Attn: Carl C. Straub Jr., General Counsel, 5970 Optical Court, San Jose, CA 95138-1400

Your acceptance of the offer will be effective on the date Photon Dynamics receives your Election Form by any of the methods described above. It is your responsibility to ensure that your election is received by Photon Dynamics as described above, no matter when you sent the Election Form, by the expiration date deadline.

You do not need to return your stock option agreements in order to accept the offer.

You may confirm that your document has been received by calling Elaine Gonzales at (408) 360-3150 or by email at RSUCONFIRM@photondynamics.com. Photon Dynamics intends to confirm receipt of your Election Form within three business days of its arrival. If you do not receive confirmation of receipt, it is your responsibility to ensure that Photon Dynamics has properly received your election.

You are not required to return the Election Form. However, if Photon Dynamics does not receive the Election Form before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently April 16, 2007, Photon Dynamics will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms.

Your proper and timely submission of an election to participate or an election to withdraw from participation will constitute a “submitted election”. To be timely, your Election Form must be received by Photon Dynamics as described above before the offer expires.

The method of delivery of your Election Form is at your election and risk. Your Election Form will be effective upon receipt. In all cases, you should allow sufficient time to ensure Photon Dynamics receives it in time. If you do not receive confirmation of receipt, it is your responsibility to ensure that Photon Dynamics has received your election.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

Photon Dynamics will determine, in its discretion, all questions as to the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes of elections) and acceptance of any tender of options. Photon Dynamics’ determination of these matters will be final and binding on all parties. Photon Dynamics may reject any submitted elections or any options tendered for exchange to the extent that Photon Dynamics determines they are not properly completed or to the extent that Photon Dynamics determines it is unlawful to accept the options for exchange. Photon Dynamics may waive any defect or irregularity in a submitted election. No eligible options will be properly tendered for exchange until all defects or irregularities have been cured by the option holder or waived by Photon Dynamics. Neither Photon Dynamics nor any other person is obligated to give notice of any defects or irregularities in any submitted election, and no one will be liable for failing to give notice of any defects or irregularities.

Your Choosing to Participate and Photon Dynamics’ Accepting Your Options Constitute an Agreement.

If you elect to exchange your options by submitting an Election Form in accordance with the procedures described above, you will have accepted the terms and conditions of the offer. If Photon Dynamics accepts the eligible options that you properly tender for exchange, there will be a binding agreement between Photon Dynamics and you on the terms and subject to the conditions of this Offer to Exchange and the Election Form. Subject to Photon Dynamics’ rights to extend, terminate and amend the offer, Photon Dynamics currently expects to accept promptly after the expiration of the offer all properly tendered eligible options that have not been validly withdrawn.

Effect of Exchange on Options.

If you elect to exchange your eligible options and Photon Dynamics accepts such options for exchange, effective on acceptance, the eligible options you tendered for exchange will be cancelled and the stock option agreement(s) evidencing them will be deemed null and void. You will be required to enter into an award agreement governing the terms of your restricted stock units. If you do not elect to exchange your eligible options or you properly withdraw a previously submitted election, you will not participate in the offer with respect to such options and you will retain your options at their current exercise price(s) and subject to their current terms.

Questions About the Offer.

You can ask questions about this offer or request assistance, additional copies of the exchange offer documents and additional copies of the Election Form by telephoning Elaine Gonzales at (408) 360-3150 or send an email to RSUEXCHANGE@photondynamics.com.

Section 5.  Withdrawal Rights and Change of Election.

You may only withdraw your tendered options or change your election in accordance with the provisions of this Section 5.

You may withdraw your tendered options from the option exchange offer at any time before 9:00 p.m., U.S. Pacific Time, on April 16, 2007. If Photon Dynamics extends the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date. Photon Dynamics expects to accept and cancel all properly tendered eligible options promptly following the expiration of the offer. However, if Photon Dynamics has not accepted and cancelled your properly tendered options by 9:00 p.m., U.S. Pacific Time, on May 14, 2007, you may withdraw your tendered options at any time after that date and until your tendered options have been accepted.

If you receive a notice of termination or your employment with Photon Dynamics or one of its subsidiaries terminates prior to the cancellation of options tendered pursuant to this offer, your tendered options will automatically be withdrawn. If automatically withdrawn, you may exercise those options to the extent they are vested at the time of your termination of employment, but only during the limited period for which those options remain exercisable pursuant to your stock option agreement following your termination.

Please note that, just as you may not tender only a part of an eligible option, you may also not withdraw your election with respect to only part of an eligible option. Accordingly, if you elect to withdraw a previously tendered option represented by a particular grant, you must reject this exchange offer with respect to the entire option represented by that particular grant, but you need not withdraw your tender of other eligible options represented by different grants.

If you previously elected to exchange eligible options for restricted stock units by submitting an Election Form and you would like to withdraw your election to exchange one or more of your eligible option grants, you must notify Photon Dynamics before the offer expires by completing, signing, dating and returning the Notice of Withdrawal to Photon Dynamics according to the instructions contained in the form so that Photon Dynamics receives it before 9:00 p.m., U.S. Pacific Time, on April 16, 2007, unless the offer is extended, in which case your Notice of Withdrawal must be received before the extended expiration of the offer. You must send the entire Notice of Withdrawal by one of the following methods:

•	Via Electronic Delivery: Scan and email it to RSUCANCEL@photondynamics.com

•	Via Facsimile: Photon Dynamics, Attn: Carl C. Straub Jr., General Counsel, fax number (408) 360-3559

•	Via Regular Mail, Overnight Courier or Hand Delivery: Photon Dynamics, Attn: Carl C. Straub Jr., General Counsel, 5970 Optical Court, San Jose, CA 95138-1400

Your withdrawal from the offer will be effective on the date Photon Dynamics receives your Notice of Withdrawal by any of the methods described above. It is your responsibility to ensure that your withdrawal is received by Photon Dynamics before the expiration of this offer.

If you send a Notice of Withdrawal, you may confirm that your document has been received by calling Elaine Gonzales at (408) 360-3150 or send an email to RSUCONFIRM@photondynamics.com. Photon Dynamics intends to confirm receipt of your Notice of Withdrawal within three business days of its arrival. If you do not receive confirmation of receipt, it is your responsibility to ensure that Photon Dynamics has properly received your Notice of Withdrawal.

If you later decide to make a new election to tender eligible options in this offer, you must submit a new Election Form by following the instructions in Section 4. Please see Section 4 for location and contact information you should use to request additional copies of the Election Form or the Notice of Withdrawal. You may not rescind any withdrawal, and options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by submitting a new properly completed and executed Election Form before the offer expires.

The final change to your elections that you submit to Photon Dynamics prior to the expiration of the offer will be binding, and you will not be permitted to make any further withdrawals or elections after the offer expires.

Neither Photon Dynamics nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal or new Election Form, and no one will be liable for failing to give notice of any defects or irregularities. Photon Dynamics will determine, in its discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal and new Election Forms. Photon Dynamics’ determinations of these matters will be final and binding.

To be timely, your election to withdraw previously tendered options from this offer must be received by Photon Dynamics before the offer expires by delivery of a Notice of Withdrawal as described above.

The method of delivery of your Notice of Withdrawal is at your election and risk. Your Notice of Withdrawal will be effective upon receipt by Photon Dynamics. In all cases, you should allow sufficient time to ensure Photon Dynamics receives it in time. If you do not receive confirmation of receipt, it is your responsibility to ensure that Photon Dynamics has received your election.

Section 6.  Acceptance of Options for Exchange and Issuance of Restricted Stock Units.

Upon the terms and subject to the conditions of this offer and promptly following the expiration date, Photon Dynamics will accept for exchange all eligible options properly tendered and not validly withdrawn before the expiration of the offer. All options accepted pursuant to this offer will be cancelled as of the date of acceptance, and you will no longer have any rights under those options. Restricted stock units will be granted promptly following acceptance of the options. If Photon Dynamics extends the expiration date of the offer, the time in which the restricted stock units will be granted will be similarly delayed.

Photon Dynamics will not accept a partial tender of an eligible option grant. However, you may tender the remaining portion of an eligible option grant that you have partially exercised.

For purposes of the offer, Photon Dynamics will be deemed to have accepted for exchange eligible options that are validly tendered and not properly withdrawn when Photon Dynamics gives notice to option holders of acceptance. Photon Dynamics will give notice of acceptance, which may be by inter-office mail, email, facsimile or press release, promptly following the expiration date.

All restricted stock units will be granted under the 2005 Plan and will be subject to the terms and conditions of an award agreement. Promptly after the grant date, Photon Dynamics will send you an award agreement (in substantially the appropriate form filed as an exhibit to the Tender Offer Statement on Schedule TO), which will be effective from and as of the grant date. By tendering your option grants in this offer, you are agreeing to the terms of such award agreement.

If you are not an eligible employee of Photon Dynamics or one of its subsidiaries on the expiration date, your election to exchange your options will automatically be deemed to have been withdrawn as of the date of your termination, and the offer will not affect the terms of your existing options.

It is possible that, prior to the cancellation of options tendered for exchange and the grant of restricted stock units, Photon Dynamics might effect or enter into an agreement for a merger or other similar transaction in which Photon Dynamics is acquired by another company. If there is a sale of all or substantially all of Photon Dynamics’ assets or stock, or Photon Dynamics merges with another company, before the expiration of the offer, you may withdraw your tendered options and have all the rights afforded you to acquire the common stock under the existing agreements evidencing those options. Further, if Photon Dynamics is acquired prior to the expiration date, Photon Dynamics reserves the right to withdraw the offer, in which case your options and your rights under them will remain intact subject to all of their terms and conditions.

If you received restricted stock units in the offer and Photon Dynamics is acquired by another company after the issuance of shares of common stock to you, you will be a Photon Dynamics shareholder and treated the same as other shareholders in the transaction.

The assumption or substitution of the restricted stock units, the cash payment of the awards and the acceleration of vesting may result in different income tax and social insurance contribution consequences to you than are described in this Offer to Exchange.

If Photon Dynamics is acquired by another company, that company may decide to terminate some or all of the employees of Photon Dynamics or one of its subsidiaries before their restricted stock units vest in full. In that case, terminated employees would forfeit unvested restricted stock units and would not receive stock or any other consideration for the options that were cancelled in the exchange offer.

Section 7.  Conditions of the Offer.

Subject to rules of the U.S. Securities and Exchange Commission and notwithstanding any other provision of the offer, Photon Dynamics will not be required to accept for exchange any options and may terminate or amend the offer or postpone the acceptance of any options, if at any time on or after commencement of the offer and before the expiration date of the offer any of the following events shall have occurred (or shall have been determined by Photon Dynamics to have occurred) that in Photon Dynamics’ judgment makes it inadvisable to proceed with the offer or with acceptance for exchange:

•	there has been instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of restricted stock units in exchange for options; or that, in Photon Dynamics’ reasonable judgment, would materially and adversely affect the business, condition (financial or other), income, operations or prospects of Photon Dynamics and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of Photon Dynamics’ business or the business of any of its subsidiaries or materially impair (such as by increasing the accounting or other costs of the offer) the contemplated benefits of the offer to Photon Dynamics described in Section 3 above;

•	there has been any action pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or Photon Dynamics or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Photon Dynamics’ reasonable judgment, would:

•	make the acceptance for exchange of, or the issuance of restricted stock units for, some or all of the options illegal or otherwise restrict or prohibit consummation of the offer;

•	delay or restrict Photon Dynamics’ ability, or render Photon Dynamics unable, to accept for exchange, or issue restricted stock units for, some or all of the tendered options;

•	materially impair (such as by increasing the accounting or other costs of the offer) the contemplated benefits of the offer to Photon Dynamics described in Section 3 above; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Photon Dynamics and its subsidiaries, taken as whole, or otherwise materially impair in any way the contemplated future conduct of Photon Dynamics’ business or the business of any of its subsidiaries;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

•	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this offer;

•	any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in Photon Dynamics’ reasonable judgment, would affect the extension of credit by banks or other lending institutions in the United States;

•	any significant and adverse change in the market price of Photon Dynamics’ common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that would, in Photon Dynamics’ reasonable judgment, have a material and adverse effect on Photon Dynamics’ business, condition (financial or other), operations or prospects or on the trading in the common stock;

•	any change in the general political, market, economic or financial conditions in the United States or abroad that would have, in Photon Dynamics’ reasonable judgment, a material and adverse effect on its business, condition (financial or other), operations or prospects or that of its subsidiaries or that, in its reasonable judgment, makes it inadvisable to proceed with this offer;

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

•	any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Companies by an amount in excess of 10% measured from the close of business on March 19, 2007; or

•	any change in generally accepted accounting principles or interpretations of generally accepted accounting principles which would, in Photon Dynamics’ reasonable judgment, materially and adversely affect the manner in which Photon Dynamics is required for financial accounting purposes to account for the offer;

•	a tender or offer with respect to some or all of Photon Dynamics’ common stock, or a merger or acquisition proposal for Photon Dynamics, has been proposed, announced or made by another person or entity or has been publicly disclosed, or Photon Dynamics has learned that:

•	any person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of Photon Dynamics’ common stock, or any new group has been formed that beneficially owns more than 5% of the outstanding shares of the common stock (other than a filing on Schedule 13G and other than any such person, entity or group who has filed a Schedule 13D with the U.S. Securities and Exchange Commission on or before the expiration date of the offer);

•	any person, entity or group who has filed a Schedule 13D or Schedule 13G with the U.S. Securities and Exchange Commission on or before the expiration date of the offer has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of the common stock; or

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire Photon Dynamics or any of its subsidiaries or any of their respective assets or securities;

•	any change or changes shall have occurred in Photon Dynamics’ business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of its subsidiaries that, in its reasonable judgment, has or would have a material adverse effect on Photon Dynamics and its subsidiaries, taken as a whole;

•	the average closing price of Photon Dynamics’ common stock, as reported on the NASDAQ Global Market, for the five business days prior to the date of expiration of this offer is $15.00 or higher.

The conditions to the offer are for Photon Dynamics’ benefit. Photon Dynamics may assert these conditions at its discretion prior to the expiration date. Photon Dynamics may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in its discretion, whether or not Photon Dynamics waives any other conditions to the offer. Photon Dynamics’ failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of its ability to assert the condition that was triggered with respect to the particular circumstances under which Photon Dynamics failed to exercise its rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed to be a waiver with respect to any other facts and circumstances. Any determination or judgment Photon Dynamics makes concerning the events described in this section will be final and binding upon all persons.

Section 8.	Price Range of the Common Stock.

Photon Dynamics’ common stock is quoted on the NASDAQ Global Market under the trading symbol “PHTN”. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of the common stock as reported by the NASDAQ Global Market.

	High	Low

Fiscal Year Ended September 30, 2005
First Quarter	$24.23	$17.05
Second Quarter	24.58	18.90
Third Quarter	21.80	18.00
Fourth Quarter	24.42	17.85
Fiscal Year Ended September 30, 2006
First Quarter	19.26	16.74
Second Quarter	22.72	17.47
Third Quarter	19.75	12.52
Fourth Quarter	13.48	10.30
Fiscal Year Ended September 30, 2007
First Quarter	13.60	10.69
Second Quarter (through March 16, 2007)	12.45	10.65

On March 16, 2007, the closing price per common share as reported by the NASDAQ Global Market was $12.17.

Photon Dynamics’ stock price has been, and in the future may be, highly volatile. The trading price of the common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside Photon Dynamics’ control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

Photon Dynamics recommends that you obtain the current market price of the common shares before deciding whether to elect to exchange your options.

Section 9.	Source and Amount of Consideration; Terms of Restricted Stock Units.

Consideration.

The number of whole restricted stock units to be granted in exchange for each eligible option grant will be determined based upon a 3-to-1 exchange ratio. Each eligible employee will receive a statement identifying the option grants held by the employee which have exercise prices greater than the threshold price of $15.17 and therefore are eligible for exchange.

Photon Dynamics will not issue any fractional restricted stock units. Accordingly, any exchange that would result in a fractional unit under the exchange ratio will be rounded up to the next whole number of restricted stock units.

As of March 16, 2007, options to purchase approximately 2,334,689 shares of common stock were outstanding under Photon Dynamics’ equity compensation plans. Of these, options held by eligible employees to purchase approximately 860,170 shares of common stock have exercise prices greater than $15.17 per share, which equals 130% of the average closing price of the common stock as reported on the NASDAQ Global Market for the 90 calendar days preceding March 19, 2007, and are thus potentially eligible to participate in this offer. The number of shares subject to options having exercise prices greater than $15.17 per share is approximately 5% of the total number of shares of common stock issued and outstanding as of January 31, 2007. If Photon Dynamics receives and accepts for exchange all such outstanding options having exercise prices greater than $15.17 per share, Photon

Dynamics will issue approximately 286,723 restricted stock units, representing a number of shares less than 2% of the total number of shares of Photon Dynamics’ common stock issued and outstanding as of January 31, 2007.

Shares subject to cancelled awards under the 2005 Plan (including the 2001 Equity Incentive Plan, of which the 2005 Plan is an amendment and restatement) will be returned to the 2005 Plan for the issuance of the restricted stock units granted under the option exchange program or other future awards. Shares subject to cancelled awards under any other plan (that is, the 1995 Stock Option Plan or any assumed plan) will not be re-issued.

Terms of the Restricted Stock Units.

The restricted stock units issued pursuant to this offer will be issued under the 2005 Plan and a restricted stock unit agreement. As promptly as practicable after the grant date, Photon Dynamics will send to each recipient of restricted stock units in this offer a completed award agreement. The terms and conditions of the restricted stock units will vary from the terms and conditions of the options tendered for exchange. The following description of the restricted stock units to be granted under the 2005 Plan is a summary of the material terms of these awards.

Important Note: The description below of the 2005 Plan and the restricted stock units to be granted in this offer is merely a summary and does not purport to be complete. Any statements are subject to, and are qualified in their entirety by reference to, all provisions of the 2005 Plan and the applicable form of agreement evidencing the restricted stock unit. These documents have been included as exhibits to the Tender Offer Statement on Schedule TO filed with the U.S. Securities and Exchange Commission (to which this document is also an exhibit).

In addition, please note that your award agreement will contain additional provisions regarding data privacy, responsibility for taxes, and an acknowledgment and waiver with respect to the nature of the offer. Furthermore, your award agreement may contain additional provisions if necessary or advisable to comply or facilitate compliance with applicable local laws and regulations.

•	General. As of March 16, 2007, there were approximately 1,100,600 shares of common stock available for grant under the 2005 Plan. This number will be increased by up to 207,480 shares subject to eligible options cancelled in this offer which were granted under the 2005 Plan (including the 2001 Equity Incentive Plan, of which the 2005 Plan is an amendment and restatement), but will be decreased by the number of shares subject to restricted stock units granted in the exchange program. The 2005 Plan permits the Compensation Committee to grant a variety of equity-based awards, including the restricted stock units to be granted in this offer.

•	Purpose. The purpose of the 2005 Plan is to advance the interests of Photon Dynamics and its shareholders by providing an incentive to attract, retain and motivate persons whose present and potential contributions are important to the success of Photon Dynamics.

•	Administration. The 2005 Plan is generally administered by the Compensation Committee. Subject to the provisions of the 2005 Plan, the Compensation Committee selects the individuals eligible to be granted awards under the 2005 Plan, the types of awards granted, the time(s) at which awards may be granted, the number of shares, units or rights subject to each award and all of the terms and conditions of each award. The Compensation Committee has the authority to interpret the 2005 Plan and to make all other determinations relating to the 2005 Plan.

•	Nature of Restricted Stock Units. Each restricted stock unit is a right to receive a share of common stock at a time specified in the applicable award agreement. You should be aware that restricted stock units are merely bookkeeping entries, so that no actual shares of common stock are issued when the restricted stock units are granted. Under the terms of the restricted stock units to be issued in this offer, shares of common stock will be issued when the corresponding restricted stock units vest, if at all. Between the grant date and vesting date of any restricted stock units, the value of the award will fluctuate based on the market price of the common stock. However, you will have no rights as a Photon Dynamics shareholder by virtue of having been granted a restricted stock unit until actual shares of common stock are issued to you following vesting of the units. No monetary payment (other than applicable tax withholding, if any) will be required as a condition of being granted a restricted stock unit or being issued shares of common stock in settlement of the award.

•	Vesting. Restricted stock units received in exchange for eligible options will be subject to a new vesting schedule that will commence on the date the restricted stock units are granted. Photon Dynamics will grant restricted stock units promptly following the expiration of the offer in exchange for properly tendered options. Restricted stock units you receive in the offer will generally be unvested as of the grant date, and the length of the vesting schedule applicable to each award of restricted stock units will depend on the remaining vesting period of the option grant on March 19, 2007. Generally the restricted stock units will require a minimum period of two years of employment for full vesting of the award, even if the eligible option grant you surrendered in exchange for those restricted stock units was fully vested. However, if you receive restricted stock units in exchange for options that were less than 50% vested on the date hereof, your vesting period will be three years. If your employment with Photon Dynamics or one of its subsidiaries terminates before all of your restricted stock units have vested, generally you will forfeit any restricted stock units that remain unvested on the date your employment terminates.

Portion of Vesting Period of
Eligible Option Elapsed as of	Total Vesting Period of
March 19, 2007	RSUs	Portion of RSUs Vesting Annually

50% or more	2 years	One-half
Less than 50%	3 years	One-third

Only a whole number of restricted stock units will vest in any period. Any fractional restricted stock unit that would otherwise vest will be carried over to the next vesting period.

•	Delivery of Common Shares. Upon vesting, restricted stock units will be settled, on a one-to-one basis, by issuance of shares of common stock to the participant, subject to Photon Dynamics’ right to withhold or arrange for the sale of shares sufficient in number to satisfy any required tax withholding.

•	Termination of Employment. In the event a participant in the offer ceases to be an employee of Photon Dynamics or any of its subsidiaries at any time prior to the vesting of the participant’s restricted stock units, all of such participant’s restricted stock units which are unvested at the time of termination of employment generally will be forfeited to Photon Dynamics and cancelled.

•	Transfer Restrictions. Until they have vested (and, in the case of restricted stock units, have been settled in shares of common stock), your restricted stock units may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, other than by will or the laws of descent and distribution.

•	Voting and Dividend Rights. You will have no voting rights and no rights to receive any dividends paid with respect to shares of common stock prior to the date on which the shares underlying your restricted stock units are issued to you in settlement of your award.

•	Adjustments Upon Certain Events. Subject to any required action by shareholders, in the event of any change in Photon Dynamics’ common stock effected without receipt of consideration by Photon Dynamics, whether through recapitalization, reclassification, stock dividend, stock split, reverse stock split, subdivision, combination or similar change in Photon Dynamics’ capital structure, proportionate adjustments will be made in the number and kind of shares subject to restricted stock units, as determined by the Compensation Committee.

•	Effect of a Change in Control of Photon Dynamics. In the event of a change in control of Photon Dynamics, under the terms of the 2005 Plan, the successor company may assume or may substitute similar awards for the successor company’s stock. If the successor company elects not to assume your restricted stock units or substitute a similar award, then the vesting of any portion of your restricted stock unit that otherwise remains unvested prior to the time of the acquisition of Photon Dynamics would accelerate at such time and upon such conditions as the Compensation Committee will determine in accordance with the terms of the 2005 Plan. This may result in different income tax and social insurance contribution consequences to you than are described in this Offer to Exchange.

•	Amendment or Termination of the 2005 Plan. The Board of Directors has the authority to amend or terminate the 2005 Plan at any time.

•	Registration of Shares. The shares of Photon Dynamics common stock underlying the restricted stock units issuable in connection with the exchange will be registered under the Securities Act of 1933 on a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission. Unless you are considered an “affiliate” of Photon Dynamics, you will generally be able to sell the vested shares you receive pursuant to your restricted stock units free of any transfer restrictions under applicable United States securities laws, subject to compliance with applicable securities laws, Photon Dynamics securities trading policies and any other legal requirements.

•	Tax Consequences. If you are a U.S. tax resident, you should refer to Section 14 for a discussion of the material U.S. federal income tax consequences of the acquisition and vesting of restricted stock units under this offer and receipt of shares of Photon Dynamics common stock in settlement of vested restricted stock units. If you are resident outside the United States, you should refer to Section 15 and Appendix B to this Offer to Exchange for a discussion of income tax and social insurance contribution consequences for employees in certain countries of the acquisition, holding and vesting of restricted stock units, as well as the consequences of accepting such awards under this offer.

Section 10.	Information Concerning the Company

General.  Photon Dynamics, Inc. is incorporated in the State of California. Photon Dynamics’ principal executive offices are located at 5970 Optical Court, San Jose, CA 95138-1400, and the telephone number at that address is (408) 226-9900.

Photon Dynamics is a leading global provider of yield management solutions to the flat panel display industry. Its portfolio of products, services and expertise is designed to deliver the yield-management solutions that customers need to effectively address their most pressing thin-film transistor liquid-crystal display manufacturing challenges. Photon Dynamics’ unique portfolio of test, repair and inspection systems drive process control improvements throughout the manufacturing process — from early identification and characterization of defects, to back-end cell inspection. Manufacturers in the flat panel display industry use Photon Dynamics’ solutions to collect data, analyze product quality and identify and repair product defects at critical steps in their manufacturing processes. Photon Dynamics’ customers use its systems to increase manufacturing yields of high-performance flat panel displays used in a number of products, including notebook and desktop computers, televisions and advanced mobile electronic devices such as cellular phones, personal digital assistants and portable video games.

Additional information about Photon Dynamics is available on Photon Dynamics’ website at www.photondynamics.com. Information contained on the website is not incorporated by reference in, or made part of this Offer to Exchange on Schedule TO or Photon Dynamics’ other filings with or reports furnished to the SEC.

In the ordinary course of business, Photon Dynamics regularly engages in, evaluates, and expects to continue to engage in and evaluate, a wide array of potential strategic transactions, including (i) acquisitions of companies, businesses, intellectual properties, and other assets, and (ii) investments in new interactive entertainment businesses. Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in Photon Dynamics’ filings with the U.S. Securities and Exchange Commission, Photon Dynamics presently has no plans or proposals and are not engaged in negotiations that relate to or are currently likely to result in:

•	a material extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Photon Dynamics or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of its assets or the assets of any of its subsidiaries;

•	any material change in its present dividend rate or policy, its indebtedness or capitalization;

•	any change in its present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	any other material change in its corporate structure or business;

•	its common shares being delisted from the NASDAQ Global Market;

•	its common shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

•	the suspension of its obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934;

•	the acquisition by any person of any of its securities or the disposition of any of its securities; or

•	any change in its certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of Photon Dynamics by any person.

Photon Dynamics cannot assure you that it will not plan, propose or engage in negotiations with respect to the above noted matters during or after the expiration of this offer.

Certain Financial Information.  Set forth below is a summary of Photon Dynamics’ financial information. This information is derived from and qualified by reference to Photon Dynamics’ publicly available consolidated financial statements and should be read in conjunction with the financial statements, related notes and other financial information included in Item 8 on pages 48 through 88 of Photon Dynamics’ Annual Report on Form 10-K, for its fiscal year ended September 30, 2006, and Item 1 on pages 3 through 20 of Photon Dynamics’ Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2006, which are incorporated herein by reference. (See Section 18)

CONDENSED CONSOLIDATED FINANCIAL DATA

	Year Ended September 30,		December 31,
	2006(a)	2005(a)	2006
	(In thousands)

BALANCE SHEET DATA
Current assets	$154,524	$156,570	$143,989
Non-current assets	23,089	27,114	22,613
Total assets	177,613	183,684	166,602
Current liabilities	33,113	40,082	28,174
Non-current liabilities	119	1,008	118
Total liabilities	33,232	41,090	28,292
Total stockholders’ equity	144,381	142,594	138,310

(a)	Derived from audited financial statements.

	Year Ended		Three Months Ended
	September 30,		December 31,
	2006(a)	2005(a)	2006	2005
	(In thousands, except per share data)

STATEMENTS OF OPERATIONS DATA
Net revenue	$172,872	$125,813	$21,435	$41,633
Gross margin	60,101	43,081	5,564	19,251
Operating income (loss)	1,412	(21,161)	(8,180)	3,895
Income (loss) from continuing operations before income taxes and discontinued operations	4,768	(18,943)	(7,099)	4,395
Net income (loss)	$4,080	$(19,311)	$(7,200)	$3,363
Net income (loss) per share:
Basic	$0.24	$(1.14)	$(0.43)	$0.20
Diluted	$0.24	$(1.14)	$(0.43)	$0.20
Number of shares used in computation:
Basic	16,978	16,890	16,590	16,946
Diluted	17,011	16,890	16,590	17,047

(a) Derived from audited financial statements

OTHER
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	N/A

(1)	The Company did not record fixed charges, as defined by Item 503(d) of Regulation S-K, for the periods presented.

Photon Dynamics’ book value per share as of December 31, 2006 was $10.04. Book value per share is the value of total shareholders’ equity divided by the number of issued and outstanding common shares, which as of December 31, 2006 amounted to 16,590,372 shares.

For information regarding the accounting consequences of this offer, see Section 12.

Section 11.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.

A list of directors and executive officers who are not eligible to participate in this offer is attached to this Offer to Exchange as Appendix A, which is incorporated by reference herein. For more detailed information with respect to the beneficial ownership of common stock by those directors and executive officers who were beneficial owners of common stock as of September 30, 2006, please refer to the Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and the definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on December 14, 2006, which is incorporated by reference into the Form 10-K.

Other than as described below and other than transactions in Photon Dynamics’ securities in the ordinary course under Photon Dynamics’ stock incentive plans with persons who are neither executive officers nor directors of Photon Dynamics, neither Photon Dynamics or its subsidiaries nor, to the best of Photon Dynamics’ knowledge and based on transactions which have been publicly reported, Photon Dynamics’ executive officers, directors or affiliates have effected transactions in options to purchase Photon Dynamics common stock or in shares of Photon Dynamics common stock during the 60 days prior to March 19, 2007, except as follows:

•	On January 24, 2007, each non-employee member of the Board of Directors received restricted stock units representing 2,500 shares and stock options to purchase 7,500 shares at an exercise price per share of $11.01, which was the closing sale price of the common stock on such date as reported on the NASDAQ Global Market.

Except as described in this Offer to Exchange and in Photon Dynamics’ Annual Report on Form 10-K for the fiscal year ended September 30, 2006, and other than outstanding options and other awards granted from time to time to certain employees (including executive officers) and directors under compensation and incentive plans, neither Photon Dynamics nor any person controlling Photon Dynamics nor, to the knowledge of Photon Dynamics and based on transactions which have been publicly reported, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of its securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Section 12.	Status of Options Accepted in the Offer; Accounting Consequences of the Offer.

Options accepted pursuant to this offer will be cancelled promptly following the expiration of the offer. With respect to options that Photon Dynamics accepts and cancels, shares underlying options that were granted under the 2005 Plan (including the 2001 Equity Incentive Plan, of which the 2005 Plan is an amendment and restatement) will be used for the issuance of the restricted stock units under the option exchange program and/or returned to the pool of shares available future issuance under the 2005 Plan. Any shares underlying options that were granted under any other plan (that is, the 1995 Stock Option Plan or any assumed plan) will not be used for the issuance of restricted stock units under the option exchange program and will not be returned to the 2005 Plan or any other plans.

Effective with the fiscal year beginning with the first quarter of fiscal 2006, Photon Dynamics has adopted the provisions of Financial Accounting Standards Board’s Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), on accounting for share-based payments. Under SFAS No. 123R, to the extent the fair value of each award of restricted stock units granted to employees exceeds the fair value of the stock options surrendered, such excess is considered additional compensation. This excess, in addition to any remaining unrecognized expense for the stock options surrendered in exchange for the restricted stock rights, will be recognized by Photon Dynamics as an expense for compensation. This expense will be recognized ratably over the vesting period of the restricted stock units in accordance with the requirements of SFAS No. 123R. In the event that any of the restricted stock units are forfeited prior to their settlement due to termination of employment, the expense for the forfeited restricted stock units will be reversed and will not be recognized.

Section 13.	Legal Matters; Regulatory Approvals.

Photon Dynamics is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by the offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options or restricted stock units as described in the offer. If any other approval or action should be required, Photon Dynamics presently intends to seek that approval or take that action. This could require Photon Dynamics to delay the acceptance of options tendered. Photon Dynamics cannot assure you that it would be able to obtain any required approval or take any other required action. Photon Dynamics’ failure to obtain any required approval or take any required action might result in harm to Photon Dynamics’ business. Photon Dynamics’ obligation under the offer to accept exchanged options and to issue restricted stock units is subject to the conditions described in Section 7.

Section 14.	Material U.S. Federal Income Tax Consequences.

The following is a description of the material U.S. federal income tax consequences of the offer. This discussion is based on the Internal Revenue Code of 1986, as amended (which is referred to in this Section as the “Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof. Photon Dynamics has not obtained a tax ruling or other confirmation from the U.S. Internal Revenue Service (the “IRS”) with regard to this information, and it is possible that the IRS may take a different position. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted or become vested.

If you are living or working in the United States, but are also subject to the tax laws in another country, you should be aware that there may be other income tax and social insurance contribution consequences which may apply to you. Photon Dynamics recommends that you consult your own tax advisor to discuss the consequences to you of participating in the offer.

Photon Dynamics recommends that you consult your own tax advisor with respect to the consequences of participating in the offer under state, local and non-U.S. tax laws, as well as tax consequences arising from your particular personal circumstances.

Option Exchange and Grant of Restricted Stock Units.  Photon Dynamics believes that you will not be subject to current U.S. federal income taxation if you elect to keep your eligible options. Photon Dynamics does not believe that there will be any immediate U.S. federal income tax consequences of receiving restricted stock units in exchange for your eligible options if you are subject to U.S. income taxation.

Vesting of Restricted Stock Units.  When restricted stock units granted to you vest, you will generally recognize ordinary income equal to the fair market value on the vesting date of the portion that becomes vested. Generally, Photon Dynamics will be entitled to a tax deduction equal to any amount recognized by you as ordinary income.

Subsequent Sale of Shares.  Your tax basis in the shares issued to you after vesting will be equal to the fair market value on the vesting date, and the capital gain holding period will commence at that time. Your subsequent disposition of the shares will ordinarily result in a capital gain or loss in an amount equal to the difference between the amount you realize on the disposition and your tax basis in the shares that are disposed. If you dispose of shares of common stock after you have held the shares (i.e., after the shares are actually issued to you at vesting) for more than one year, such capital gain or loss will be long-term capital gain or loss. Long-term capital gains recognized by individuals generally are subject to a more favorable rate of tax than ordinary income. There are limitations imposed on the ability of individuals to deduct capital losses against their ordinary income.

Tax Withholding.  At the time you recognize ordinary income, Photon Dynamics will have an income and employment tax (e.g., FICA) withholding obligation with respect to that income, much like the obligation that arises when Photon Dynamics pays you your salary or a bonus. This ordinary income resulting from the vesting of your restricted stock units will be reflected on your year-end Form W-2 reported to the Internal Revenue Service. The income tax withholding may be insufficient to cover your final income tax liability with respect to the shares issued to you. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year in which you recognize ordinary income under your restricted stock units.

Photon Dynamics intends to provide for the satisfaction of the tax withholding requirements by withholding from the number of shares of common stock that would otherwise be released to you upon vesting under your restricted stock unit a number of shares (rounded up to the next whole share) determined by multiplying the number of shares becoming vested by the combined minimum statutory income and employment tax withholding rates applicable to you. If for any reason, Photon Dynamics does not satisfy its tax withholding obligations in full or in part through this share withholding procedure, you would be required to pay by personal check any additional required withholding tax. In addition, you will authorize Photon Dynamics to withhold from your first paycheck (and subsequent and final paychecks if necessary) following the vesting date, or to instruct a broker to sell on your behalf a number of shares in an amount sufficient to satisfy any unsatisfied portion of your required tax withholding.

Example:  Assume an employee acquires 200 restricted stock units, which vest annually installments of 100 shares each year. On the first vesting date, 100 shares would be eligible to be release to the employee. If the stock price on the vesting date is $10 per share, the amount of ordinary income recognized on the vesting date would be 100 shares X $10 per share, or $1000. If the employee’s tax withholding rate was 30%, the taxes to be withheld would be $300, in which case Photon Dynamics would withhold $300/$10 or 30 shares, meaning the employee would hold 70 shares. If the employee sold the shares two years after the vesting date for $15 per share, the employee would then have capital gains equal to 70 shares X ($15 – $10), or $350 in income taxed at long-term capital gains rates.

Section 15.	Considerations Specific to Eligible Employees Outside of the United States.

If you are eligible to participate in the offer and reside outside of the United States, you are subject to the terms of the offer as described in this Offer to Exchange. Generally, all employees worldwide who hold eligible options are eligible to participate in this offer.

International employees should refer to Appendix B (“Guide to International Issues”) to this Offer to Exchange for a discussion of the tax, social insurance contribution and other legal consequences of accepting or rejecting the offer under various foreign laws. If you are an employee who is a tax resident or citizen of a foreign jurisdiction or are otherwise subject to a tax liability in a foreign jurisdiction and you participate in this offer, you may be liable for income tax and social insurance contributions on the restricted stock units or the shares of common stock to be issued in settlement of those awards or in connection with the grant of restricted stock units to you. Subject to any modification required to comply with local law, Photon Dynamics expects to satisfy its tax withholding obligations with respect to international employees by using the procedures described under “Tax Withholding” in Section 14 above. In addition, you may have exchange control reporting obligations.

General summaries of the tax, social insurance contribution and certain other legal implications of participating in the offer for employees outside of the United States can be found in Appendix B of this Offer to Exchange. However, these tax discussions are general in nature and are necessarily incomplete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. Photon Dynamics therefore recommends that you consult with your personal tax advisor in your own country about the effect on your personal tax situation if you choose to participate in the offer.

If you are eligible for the offer and you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other income tax and social insurance contribution consequences which may apply to you. Again, you should consult your own tax advisor to discuss these consequences.

Before accepting the offer, Photon Dynamics recommends that you consult with your own tax advisor to determine the income tax and social insurance contribution consequences of participating in the offer.

Section 16.	Extension of Offer; Termination; Amendment.

Photon Dynamics expressly reserves the right, in its discretion, at any time and from time to time, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders or making a public announcement thereof.

Photon Dynamics also expressly reserves the right, in its reasonable judgment, prior to the expiration date of the offer to terminate or amend the offer and postpone acceptance and cancellation of any options that you elect to exchange upon the occurrence of any of the conditions specified in Section 7 of this document by giving oral, written or electronic notice of such termination or postponement to you or by making a public announcement thereof. Notwithstanding the foregoing, Photon Dynamics will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Offer to Exchange. Subject to compliance with applicable law, Photon Dynamics further reserves the right, in its discretion, and regardless of whether any event set forth in Section 7 has occurred or is deemed by Photon Dynamics to have occurred, to amend the offer in any respect.

Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly in a manner reasonably designed to inform option holders of the change. Without limiting the manner in which Photon Dynamics may choose to disseminate any amendment of this offer, except as required by law, Photon Dynamics has no obligation to publish, advertise, or otherwise communicate any dissemination.

If Photon Dynamics materially changes the terms of the offer or the information concerning the offer, or if Photon Dynamics waives a material condition of the offer, Photon Dynamics will extend the offer. Except for a change in the amount of consideration or change in percentage of securities sought, the amount of time by which

Photon Dynamics will extend the offer following a material change in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of the information. If Photon Dynamics decides to take any of the following actions, Photon Dynamics will notify you and extend the expiration date to the tenth business day after the date of the notice (unless the expiration date as originally scheduled is already on or after the tenth business day):

•	Photon Dynamics increases or decreases the exchange ratio;

•	Photon Dynamics changes the type of options eligible to be tendered for exchange in the offer; or

•	Photon Dynamics increases the number of options eligible to be tendered for exchange in the offer such that the common shares underlying the increased options exceed 2% of the common shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

Section 17.	Fees and Expenses.

Photon Dynamics will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange options under this offer.

Section 18.	Additional Information.

With respect to the offer, Photon Dynamics has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Photon Dynamics recommends that, in addition to this Offer to Exchange, the Election Form and the Notice of Withdrawal, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your options. Photon Dynamics is subject to the informational filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file reports, proxy statements and other information with the U.S. Securities and Exchange Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information include the following, which are incorporated herein by reference:

•	the Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed with the Commission on December 14, 2006;

•	the definitive proxy statement for the 2007 annual meeting of shareholders, filed with the Commission on December 21, 2006; and

•	the Quarterly Report on Form 10-Q for the period ended December 31, 2006, filed with the Commission on February 14, 2007;

•	the Current Reports on Form 8-K filed with the Commission on November 8, 2006, November 20, 2006, December 13, 2006, December 18, 2006, January 19, 2007, January 31, 2007, February 13, 2007, and February 26, 2007;

•	the description of the common stock contained in the Photon Dynamics’ Registration Statement on Form 8-A, filed with the SEC on November 14, 1995, as amended by the Company’s Post-Effective Amendment No. 1 to Form S-3 on Form S-1, filed with the SEC on May 24, 2002, together with any other amendments or reports filed for the purpose of updating such description.

These filings, Photon Dynamics’ other annual, quarterly and current reports, proxy statements and other SEC filings may be examined, and copies may be obtained, at the U.S. Securities and Exchange Commission’s public reference room in Washington, D.C. You may obtain information on the operation of the public reference room by calling the U.S. Securities and Exchange Commission at 1-800-732-0330. Photon Dynamics’ filings are also available to the public on the U.S. Securities and Exchange Commission’s Internet site at www.sec.gov and Photon Dynamics’ website at www.photondynamics.com.

Photon Dynamics’ common stock is quoted on the NASDAQ Global Market under the symbol “PHTN”, and its filings with the Commission can also be read at the offices of the NASDAQ Global Market.

Photon Dynamics will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which Photon Dynamics has referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). You may request any such document by writing to Photon Dynamics, Inc., Attention: Carl C. Straub Jr., General Counsel, 5970 Optical Court, San Jose, CA 95138-1400, or telephoning at (408) 360-3159 between the hours of 9:00 a.m. and 5:00 p.m., U.S. Pacific Time.

As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about Photon Dynamics should be read together with the information contained in the documents to which Photon Dynamics has referred you.

Section 19.	Miscellaneous.

This offer to exchange and Photon Dynamics’ SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or Photon Dynamics’ future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause Photon Dynamics’ or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in Photon Dynamics’ most recently filed report on Form 10-K or Form 10-Q. Photon Dynamics undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this offer.

Photon Dynamics is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If Photon Dynamics becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, Photon Dynamics will make a good faith effort to comply with such law. If, after such good faith effort, Photon Dynamics cannot comply with such law, the offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

Photon Dynamics has not authorized any person to make any recommendation on its behalf as to whether you should elect to accept this offer with respect to your options. You should rely only on the information in this document or documents to which Photon Dynamics has referred you. Photon Dynamics has not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange Restricted Stock Units for Outstanding Stock Options and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by Photon Dynamics.

Photon Dynamics, Inc.	March 19, 2007

APPENDIX A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
OF PHOTON DYNAMICS, INC.

The directors and executive officers of Photon Dynamics, Inc., their positions and offices held as of March 19, 2007 are set forth in the following table:

Name	Positions and Offices Held

Dr. Malcolm J. Thompson	Chairman of the Board of Directors; Director
Mr. Jeffrey A. Hawthorne	Chief Executive Officer and President; Director
Mr. Nicholas E. Brathwaite	Director
Mr. Michael J. Kim	Director
Ms. Terry H. Carlitz	Director
Mr. Curtis S. Wozniak	Director
Mr. Edward Rogas Jr.	Director
Michael Schradle	Vice President and Chief Financial Officer
Wendell T. Blonigan	Vice President and Chief Operating Officer
Mark Merrill	Vice President, Marketing
Steve Song	Vice President, Sales

The address of each director and executive officer is c/o Photon Dynamics, Inc., 5970 Optical Court, San Jose, CA 95138-1400, and the telephone number at that address is (408) 226-9900.

APPENDIX B

GUIDE TO INTERNATIONAL ISSUES

GUIDE TO TAX ISSUES IN CHINA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in China. This summary is based on the law in effect in China as of March 2007. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when the restricted stock units are granted to you.

Vesting

You will be subject to income tax when the restricted stock units vest. The taxable amount will be the fair market value of the shares issued to you at vesting. You may also be subject to social insurance contributions on this amount (to the extent you have not already exceeded the applicable contribution ceiling).

Sale of Shares

When you subsequently sell any shares acquired at vesting, you may be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sale price and the fair market value of the shares issued to you at vesting.

Withholding and Reporting

Your employer will withhold and report income tax and, if applicable, social insurance contributions (to the extent that you have not already exceeded the applicable contribution ceiling) when the restricted stock units vest. You are responsible for reporting and paying any tax resulting from the sale of shares.

Other Information

Exchange Control Information

When you subsequently sell shares, exchange controls in China may limit your ability to withdraw/convert funds received upon the sale of shares. You should confirm the procedures and requirements for withdrawals and conversions of foreign exchange with your local bank prior to sale.

GUIDE TO TAX ISSUES IN JAPAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units for eligible employees subject to tax in Japan. This summary is based on the law in effect in Japan as of March 2007. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units. Please note, however, that the Japanese tax treatment of an option exchange for restricted stock units is uncertain because there are no specific tax provisions related to such an exchange. Therefore, we recommend that you check with your personal tax advisor on the potential tax consequences of the offer.

Grant

Although the tax treatment of restricted stock units is uncertain in Japan, under the current practice of the tax authorities, you likely will not be subject to tax when the restricted stock units are granted to you.

Vesting

You will be subject to income tax when the restricted stock units vest. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Based on a recent decision of the Supreme Court of Japan on the taxation of stock options, this income will likely be characterized as remuneration income and taxed at your marginal tax rate. However, as there is a chance that this Supreme Court decision may not be applicable to the taxation of income realized under other employee equity awards, we recommend that you consult with your personal tax advisor to obtain more information on the income classification issue.

You likely will not be subject to social insurance contributions upon vesting of your restricted stock units.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sales proceeds and your tax basis in the shares. Your tax basis will likely be the amount you recognize as income at vesting (i.e., the fair market value of the shares at vesting). Generally, you will be subject to capital gains tax at a flat rate of 20%. However, you may be eligible for a reduced flat tax rate of 10%, as opposed to the standard flat rate of 20%. The 10% temporary lower rate is in effect subject to conditions including: (1) the stock must be traded on a recognized exchange (i.e., NASDAQ); and (2) the stock must be sold through a securities broker registered in Japan. Please consult with your tax advisor to find out if you are eligible for this reduced rate and/or other favorable stock-related tax treatments.

Withholding and Reporting

Your employer is not required to withhold any taxes on your income associated with the restricted stock units.

As such, it is your responsibility to report the fair market value of the shares received at vesting on your annual personal income tax return and to pay the related taxes that are due on this income. The deadline for filing this tax return is March 15 following the year that your restricted stock units vest.

In addition, you are responsible for reporting any capital gains or losses that you realize from the sale of your shares on your annual personal income tax return and to pay the related taxes that are due on any capital gain. The deadline for filing the tax return is 15 March following the year that you sell your shares.

GUIDE TO TAX ISSUES IN KOREA

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units (“restricted stock units”) for eligible employees subject to tax in Korea. This summary is based on the law in effect in Korea as of March 2007. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

This summary also includes other country-specific requirements that may affect your participation in the offer.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when restricted stock units are granted to you.

Vesting

You will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable wage ceiling) when the restricted stock units vest. You will be taxed on the fair market value of the shares issued to you on the date of vesting.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will be subject to capital gains tax on any gain you realize. The taxable gain will be the difference between the sales proceeds and the fair market value of the shares at vesting, unless the gain you have realized from the sale of shares in that year is less than the exempt amount (which is currently KRW2,500,00 per year per type of asset sold). Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax. However, you will not be subject to the securities transaction tax when you sell the shares.

Withholding and Reporting

The fair market value of the shares issued to you at vesting will be compensation to you. Because your employer does not bear the costs of the restricted stock units, the income will be considered Class B income. Your employer is not required to withhold or report income tax on such income. It is your responsibility to report and pay any income tax on income resulting from the vesting of your restricted stock units. If you join a Taxpayer’s Association whereby you routinely report your excess income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax on the income earned as part of your Global Income Tax report which must be filed by May 31 of the year following the year in which vesting occurred.

Although the income you earn upon vesting of the restricted stock units is considered Class B income for income tax purposes, your employer may be required to withhold any applicable social insurance contributions that may arise from the vesting of your restricted stock units. You will be responsible for reporting and paying any social insurance contributions due on the income earned if any additional amounts are required. Finally, it is your responsibility to report and pay any taxes resulting from the sale of your shares.

Other Information

Exchange Control Information

Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares to repatriate the proceeds to Korea within eighteen months of the sale.

GUIDE TO TAX ISSUES IN TAIWAN

The following is a general summary of the material tax consequences of the voluntary cancellation of eligible options in exchange for the grant of restricted stock units (“restricted stock units”) for eligible employees subject to tax in Taiwan. This summary is based on the law in effect in Taiwan as of March 2007. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the restricted stock units are granted, the restricted stock units vest or you sell shares acquired upon vesting of the restricted stock units.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. Accordingly, you are strongly advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of restricted stock units.

Grant

You will not be subject to tax when restricted stock units are granted to you.

Vesting

You will be subject to personal income tax when the restricted stock units vest. The restricted stock units will be deemed additional remuneration and will be regarded as Taiwan-source income taxed at ordinary income tax rates. You will be taxed on the fair market value of the shares issued to you on the date of vesting. You will not be subject to social insurance contributions upon vesting of your restricted stock units.

Sale of Shares

When you subsequently sell any shares acquired at vesting, you will not be subject to tax because gains realized upon the sale of shares in a foreign company (such as Photon Dynamics) are considered foreign-source income and, as such, tax-exempt.

However, the recently promulgated Alternative Minimum Tax (“AMT”) Act and its regulations provide that a Taiwan tax resident will have to include any offshore capital gain as add-back items in his or her AMT return starting from January 1, 2009. The Executive Yuan has been granted the right to postpone the starting date to January 1, 2010. Thus, if the subsequent sale occurs on or after January 1, 2009, any realized capital gains may form part of the basic income for AMT purposes.

Withholding and Reporting

Your employer is not required to withhold income tax when your restricted stock units vest. However, your employer may be required to report the taxable income recognized at vesting of your restricted stock units. You will be required to report any income you derive from the vesting of the restricted stock units as “salary income” on your personal tax return and pay the applicable taxes. If you are required to file an AMT return, the income also has to be reported as “salary income” on such return.